Exhibit 5.1
VIA UPS OVERNIGHT DELIVERY
May 29, 2008
NeuStar, Inc.
46000 Center Oak Plaza
Sterling, Virginia
Ladies and Gentlemen:
At your request, we are rendering this opinion in connection with the proposed issuance of up $10,000,000 of deferred compensation obligations (“Deferred Compensation Obligations”) of NeuStar, Inc., a Delaware corporation (the “Company”), pursuant to the NeuStar, Inc. Deferred Compensation Plan (the “Plan”) and pursuant to a Registration Statement on Form S-8.
We have examined instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments or certificates we have reviewed.
Based on such examination, we are of the opinion that the Deferred Compensation Obligations when established pursuant to the terms of the Plan will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Plan, except as enforceability (i) may be limited by bankruptcy, insolvency, reorganization or other similar laws effecting creditors’ rights generally, and (ii) subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose

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NeuStar, Inc.
May 29, 2008

consent is required under Section 7 of the Securities Exchange Act of 1934 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
PROSKAUER ROSE LLP

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